NEWS RELEASE

CONTACT: Jerry Sleve
Vice President - Administration
Phone: (607) 936-3758 ext. 223
Fax: (607) 962-2844
Date: August 20, 2009

FOR IMMEDIATE RELEASE

Corning Natural Gas Receives Rate Case Approval from NYS Public Service Commission

Corning, N.Y. (Thursday, August 20, 2009) - Corning Natural Gas Corporation has received approval for a rate increase from the New York State Public Service Commission (the "Commission"). The increased rates are principally the product of Company investment in infrastructure improvements. The new rates will further strengthen the Company's finances, thus allowing it to continue both, its aggressive infrastructure replacement program and growth initiatives.

The Company has an aggressive system improvement program replacing more than seven miles of pipe and 400 services each year. Corning's rate structure will support its system improvement program and continuation of its safety and reliability programs. Since 2006 Corning has replaced more than 16 miles of gas pipeline along with almost 1,000 services.

The new rate order could actually lower customer bills over time as it contains incentives for Corning to connect local production. Access to local production is already lowering customer's natural gas costs and will likely result in significant reductions in the future.

"Corning continues to actively pursue additional connections to local gas producers and local storage in an effort to create options to bring lower cost gas to our customers," said Jerry Sleve, Vice President - Administration. Mike German, Corning's President & CEO, stated, "This rate filing is a part of the strategic initiatives of the Company which focus on improving service reliability, safety and system integrity to all communities we serve." The Company will move forward working with customers, vendors and suppliers to improve our services and grow our core business.

Corning Natural Gas Corporation, headquartered in Corning, NY, was incorporated in 1904. We are a Local Distribution Company (LDC) that provides natural gas service to nearly 15,000 customers through nearly 400 miles of pipeline in the Southern Tier of New York State.

Corning Natural Gas Corporation, headquartered in Corning, NY, continues its one-hundred five year history as a public utility providing natural gas service in the Finger Lakes region of New York to nearly 15,000 residential, industrial and commercial customers. Learn more at http://www.corninggas.com.

Please contact Jerry Sleve, Vice President - Administration with questions at (607) 936-3755 ext. 223.

Safe Harbor Regarding Forward-Looking Statements

Some of the statements that we make in this press release, including statements about our confidence in the company's prospects and strategies are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. Some of these forward-looking statements can be identified by words like "believe," "expect," "will," "should," "intend," "plan," or similar terms; others can be determined by context. Statements contained in this release that are not historical facts are forward-looking statements. These statements are necessarily estimates reflecting our best judgment based upon current information, and involve a number of risks and uncertainties. Many factors could affect the accuracy of these forward-looking statements, causing our actual results to differ significantly from those anticipated in these statements. You should not place undue reliance on our forward-looking statements, which reflect our analysis only as of the date of this report. The risks and uncertainties listed above and in documents that we file with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q, and any current reports on Form 8-K, must be carefully considered by any investor or potential investor in Corning.

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